                                                                    EXHIBIT 99.1

                             [CPI AERO LOGO OMITTED]

                              FOR IMMEDIATE RELEASE
                              ---------------------

        CPI AEROSTRUCTURES ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
        ----------------------------------------------------------------
               RECORD YEAR FOR REVENUE AND INCOME FROM OPERATIONS
               --------------------------------------------------

EDGEWOOD, NY - MARCH 29, 2005 -- CPI Aerostructures, Inc. ("CPI Aero") (AMEX:
CVU) today announced operating results for the fourth quarter and year ended
December 31, 2004.

FOURTH QUARTER 2004 VERSUS 2003:

     o    Revenue rose 38.5% to $9.0 million compared with $6.5 million;

     o    Gross margin was 36.6% compared with 35.2%;

     o    Pretax income was $2.3 million, or 25.2% of revenue, compared with
          $1.5 million, or 22.7% of revenue;

     o    Net income was $2.1 million, or $0.40 per basic share and $0.35 per diluted share, compared with $1.3 million, or $0.24 per basic share and $0.21 per diluted share. If both periods were taxed at a 40%
          effective tax rate, net income would have been $1,361,000, or $0.25 per basic share and $0.22 per diluted share for 2004 compared to
          $890,000, or $0.17 per basic share and $0.14 on a diluted basis, in
          2003. During the fourth quarter of 2004 CPI Aero utilized all its remaining net operating loss carryforwards for federal income tax purposes, however CPI Aero was subject to Alternative Minimum Tax and
          New York State income taxes resulting in a 5% tax rate, compared to a
          13% tax rate in 2003.

TWELVE MONTHS 2004 VERSUS 2003:

     o    Revenue increased 11% to $30.3 million compared with $27.3 million;

     o    Gross margin was 34.0% compared with 33.0%;

     o    Pretax income was $6.9 million, or 22.7% of revenue, compared with
          $8.6 million, or 31.5% of revenue; however, 2003 pretax income included a $461,235 gain on the "sale of assets held for sale -
          discontinued operations" and a $2.4 million gain on extinguishment of debt. Excluding these gains, pretax income rose 20.6% from $5.7 million, or 20.9% of revenue;

     o    Net income was $5.1 million, or $0.94 per basic share and $0.83 per diluted share, compared with $8.4 million, or $1.72 per basic share and $1.56 per diluted share. Net income, excluding the non-recurring gains in 2003, and effecting a 40% tax rate for both years, would have been $4.1 million, or $0.76 per basic share and $0.67 per diluted share in 2004, compared with net income of $3.4 million, or $0.70 per basic share and $0.63 per diluted share in 2003.

NON-RECURRING ITEMS IN 2003:

     o    During 2003, CPI Aero sold the remaining assets of Kolar, Inc.
          (discontinued operation as of 12/31/01), which resulted in a $461,235 gain for the year and was recorded as disposition of "assets held for sale - discontinued operations";

     o    $2.7 million of the $7.8 million in net proceeds from CPI Aero's
          February 19, 2003 secondary public offering was used to repurchase a
          $4.0 million note and the related accrued interest at a substantial discount, which resulted in a $2.4 million gain on extinguishment of debt in the first quarter.

                                     (more)

CPI Aero News Release                                                    Page 2
March 29, 2005

Edward J. Fred, CPI Aero's CEO and President, stated, "We finished the year with our strongest quarter ever marked by a 38.5% increase in revenue and a 53.3%
rise in pretax income. Gross margin was nearly 37% for the fourth quarter and
34% for the year, surpassing our gross margin target of 30%-32%. SG&A as a percentage of revenue in the fourth quarter declined to 11.3% from 12.5% in
2003's fourth quarter even though we experienced higher overall administrative costs related to our facilities move. This improvement is due to the operating leverage inherent in our business. Additionally, our balance sheet at December
31, 2004 remains extremely strong with no significant long-term debt and shareholders' equity of $25.4 million."

Mr. Fred added, "Total contract awards for the full year of 2004 reached $34.9 million, a 12% increase over 2003, for CPI Aero's eighth year of double-digit growth. However, as we had previously announced, the 2005 release for T-38 inlets occurred in late 2004, therefore new order comparisons with the first quarter of 2004 will appear extremely unfavorable. New contract awards for the first quarter of 2005 were $2.4 million compared to $9.9 million for the first quarter of 2004. Removing the 2004 T-38 award and a $3.0 million subcontract award from a major prime defense contractor, both of which were awarded in the first quarter of 2004, core business awards from the Defense Supply Center in
Richmond were $2.4 million in 2005 compared to $2.1 million in 2004.

"The timing and magnitude of any new orders from the C-5 TOP contract remain uncertain at this time; however, we were just informed by Warner Robins AFB that neither CPI Aero nor Vought will receive any significant TOP delivery order until at least the third quarter of 2005. While that news isn't pleasant, there is a positive aspect to it. The results of the C-5 tear down program that occurred at Dover Air Force Base in 2004 and the current tear down program that is underway at Warner Robins, give us reason to remain confident that orders from the C-5 TOP contract will be forthcoming, as the structural integrity of the aircraft continues to indicate that the C-5 will be able to perform until
2040, as expected. The timing of these orders are still, however, in question.

"Because of the overall slowdown in government orders and the uncertainty of the timing related to the next C-5 TOP order, looking ahead, we project that the first half of 2005 will be flat as compared to 2004, with revenues in the range of $12-$13 million. We project that revenue for the second half of the year will be in the range of $12-$17 million, giving us a full year of revenue in the range of $25-$30 million, with net income in the range of $2.4-$3.5 million.
These projections assume no revenue from a 2005 C-5 TOP order or from any of the major proposals that we will be submitting bids on over the next few months. The receipt of any of these awards or a significant C-5 release could yield much better results."

Mr. Fred concluded, "We also have a record number of bids outstanding, which exceed $125 million, including some of significant size. We continue to make bids on contracts on a weekly basis. We also are aware that the government is presently conducting its quadrennial review of the country's military requirements, which when completed, should invigorate government ordering. When this happens, based upon CPI's bid-to-win ratio of 13%, which is well above the industry average of 5%, we look forward to reporting on new awards that may dramatically impact our financial results as the year unfolds."

                                     (more)

CPI Aero News Release                                                   Page 3
March 29, 2005

CONFERENCE CALL

CPI Aero's President and CEO, Edward Fred, and CFO, Vincent Palazzolo, will host a conference call today, March 29, 2005 at 11:00 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

FOUNDED IN 1980, CPI AEROSTRUCTURES IS ENGAGED IN THE CONTRACT PRODUCTION OF
STRUCTURAL AIRCRAFT PARTS PRINCIPALLY FOR THE U.S. AIR FORCE AND OTHER BRANCHES
OF THE ARMED FORCES. IN CONJUNCTION WITH ITS ASSEMBLY OPERATIONS, CPI AERO
PROVIDES ENGINEERING, TECHNICAL AND PROGRAM MANAGEMENT SERVICES. AMONG THE KEY
PROGRAMS THAT CPI AERO SUPPLIES ARE THE C-5A GALAXY CARGO JET, THE T-38 TALON
JET TRAINER, THE A-10 THUNDERBOLT ATTACK JET, THE E-3 SENTRY AWACS JET AND THE
MH-60S MINE COUNTERMEASURE HELICOPTER.

THE ABOVE STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND
UNCERTAINTIES, WHICH ARE DESCRIBED FROM TIME TO TIME IN CPI AERO'S SEC REPORTS,
INCLUDING CPI'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2004.

CONTACT:

Vince Palazzolo                       Investor Relations Counsel:
Chief Financial Officer               The Equity Group Inc.
CPI Aero.                             Linda Latman
(631) 586-5200                                  (212) 836-9609
www.cpiaero.com                                 Robert Greenberg
                                                (212) 836-9611
                                                www.theequitygroup.com

                            (See Accompanying Tables)

CPI Aero News Release                                                    Page 4
March 29, 2005

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME

                                                              FOR THE THREE MONTHS                    FOR THE YEAR
                                                                ENDED DECEMBER 31,                 ENDED DECEMBER 31,
                                                             2004               2003             2004                2003
                                                                  (UNAUDITED)                           (AUDITED)

Revenue                                                  $ 8,971,974       $ 6,535,304       $ 30,269,030       $ 27,288,035
Income from operations                                     2,269,526         1,486,784          6,870,846          5,827,610

Other income (expense):
    Interest/other income                                      1,942             2,864              7,294             16,206
    Interest expense                                          (2,918)           (5,847)            (8,109)          (148,006)
    Gain on extinguishment of debt                                                  --                             2,431,233
    Gain on sale of assets held for sale -
      discontinued operations                                                       --                               461,235
-------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                 $ 2,268,550         1,483,801          6,870,031          8,588,278
Provision for income taxes                                  (133,000)         (195,000)        (1,794,000)          (195,000)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                               $ 2,135,550       $ 1,288,801       $  5,076,031       $  8,393,278
===============================================================================================================================

Earnings per common share - basic                        $      0.40       $      0.24       $       0.94       $       1.72
===============================================================================================================================

Earnings per common share - diluted                      $      0.35       $      0.21       $       0.83       $       1.56
===============================================================================================================================

Shares used in computing earnings per common share:
  Basic                                                    5,409,456         5,292,016          5,386,595          4,872,255
  Diluted                                                  6,136,935         6,155,509          6,096,302          5,382,266
-------------------------------------------------------------------------------------------------------------------------------

        ADJUSTED PRO FORMA REMOVING CERTAIN BENEFITS FROM THE COMPARISON
================================================================================

                                                              FOR THE THREE MONTHS                    FOR THE YEAR
                                                                ENDED DECEMBER 31,                 ENDED DECEMBER 31,
                                                             2004               2003             2004                2003
                                                                  (UNAUDITED)                           (AUDITED)

Income before provision for income taxes                 $ 2,268,550       $ 1,483,801       $  6,870,031       $  8,588,278
  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale -
    discontinued operations                                                         --                               461,235
  Gain on extinguishment of debt                                                    --                             2,431,233
-------------------------------------------------------------------------------------------------------------------------------
Pretax income excluding non-recurring gains              $ 2,268,550       $ 1,483,801       $  6,870,031       $  5,695,810
  Adjustments to tax provision to make 40%
    effective rate                                           907,420           593,520          2,748,012          2,278,324
  Adjusted Net Income- tax effected & excluding gains    $ 1,361,130       $   890,281          4,122,019       $  3,417,486
Basic EPS                                                $      0.25       $      0.17       $       0.77       $       0.70
Diluted EPS                                              $      0.22       $      0.14       $       0.68       $       0.63

CPI Aero News Release                                                    Page 5
March 29, 2005

                                                                         Audited          Audited
                      Balance Sheet Highlights                          12/31/04         12/31/03

CASH                                                                  $  1,756,350     $  2,794,310

COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON
UNCOMPLETED CONTRACTS                                                   26,030,507       17,449,887

TOTAL CURRENT ASSETS                                                    29,609,862       23,399,350

TOTAL ASSETS                                                            30,759,124       23,939,090

TOTAL CURRENT LIABILITIES                                                5,213,460        4,079,976

WORKING CAPITAL                                                         24,396,402       19,319,374

SHORT-TERM DEBT                                                             83,144            7,303

LONG-TERM DEBT                                                             129,276           26,311

SHAREHOLDERS' EQUITY                                                    25,416,388       19,832,803

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 30,759,124     $ 23,939,090

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